Exhibit 16.1

December 4, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about December 4, 2015, of Breitling Energy Corporation and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey, LLP

Houston, Texas